CST Brands, Inc. Reports Third Quarter 2015 Results

- Third Quarter 2015 Net Income of $85 million or $1.12 per diluted share, a 35% increase over Third Quarter 2014
- EBITDA of $174 million, an increase of 25% over Third Quarter 2014
- Adjusted EBITDA of $294 million and Adjusted Earnings Per Share of $2.12
- Same Store Merchandise Sales Increases of 4% in both the U.S. and Canada
San Antonio, Texas, November 4, 2015 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today reported financial results for the third quarter ended September 30, 2015.
Three Months Results
“While our third quarter 2015 results reflect strong fuel margins across our system, I’m even more pleased with our 4% increase in same store merchandise sales in Canada and the U.S., and the terrific 13% improvement in U.S. merchandise gross profit dollars over third quarter 2014,” said Kim Lubel, Chairman and CEO of CST Brands, Inc. “The strength of the third quarter reflects the continued success of our strategic growth planks in both organic, New-to-Industry store growth and acquisitions, including the Nice N Easy and Landmark stores purchased in the last twelve months.”
For the three month period ended September 30, 2015, the Company reported net income of $85 million, or $1.12 per diluted share, driven by an increase in fuel and merchandise gross profit during the quarter. Net income was $63 million, or $0.83 per diluted share, for the comparable period in 2014. Certain asset impairment charges, acquisition, legal and professional related expenses of $5 million, net of tax, were included in the three month period ended September 30, 2014. Excluding these items, third quarter 2014 net income would have been $68 million, or $0.90 per diluted share. There were no such items in the current period.
Motor fuel gross profit (per gallon) in the U.S. for the third quarter of 2015, after deducting credit card fees and amounts distributed to CrossAmerica, was $0.31 compared to $0.25 in the third quarter of 2014, which was primarily caused by a declining crude oil and wholesale gasoline pricing environment in the third quarter of 2015. U.S. merchandise gross profit increased 13% when compared to the third quarter of 2014, primarily driven by an overall increase in merchandise sales as well as by the Company’s acquisitions of Nice N Easy and Landmark stores and an increase in the number of New-to-Industry (“NTI”) stores.
In Canada, the motor fuel gross profit (per gallon) in U.S. dollars for the third quarter of 2015, after deducting credit card fees, was $0.24 compared to $0.26 in the third quarter of 2014. Excluding the effects of foreign exchange, the Company’s motor fuel gross profit in Canada increased $18 million for the quarter.
Operating income was $137 million for the third quarter 2015, a 32% improvement over the $104 million achieved in the third quarter 2014. EBITDA (non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release) was $174 million for the three month period ended September 30, 2015 compared to $139 million for the same period in 2014. The increase in operating income and EBITDA was due primarily to an increase in U.S. motor fuel gross profit of $33 million and a $14 million increase in U.S. merchandise gross profit, partially offset by an overall increase in operating expenses of $4 million, when compared to the same period in 2014. The increase in operating expenses was due to the acquisitions of Nice N Easy and Landmark stores in the U.S, along with the addition of 31 NTI stores when compared to the third quarter of 2014.
Operating revenues totaled $2.5 billion for the third quarter of 2015 compared to $3.2 billion for the same period of 2014. The Company’s U.S. merchandise revenues increased $35 million during the third quarter of 2015 when compared to the third quarter of 2014, primarily as a result of an overall increase in the Company’s merchandise sales as well as the acquisition of Nice N Easy and the Landmark convenience stores. This was offset by lower per gallon selling prices for both the U.S. Retail and Canadian Retail segments. The average daily spot price of gasoline for the Company’s U.S. segment during the third quarter 2015 was $1.05 per gallon lower when compared to the price for the same period last year, or a decline of 40%. Additionally, a decline of $145 million due to the weakness of the Canadian dollar relative to the U.S. dollar contributed to the decrease in operating revenues.

Nine Months Results
For the nine month period ended September 30, 2015, the Company reported EBITDA of $320 million. Adjusted EBITDA, which includes the sale of the interest of CST Fuel Supply that occurred in January and July 2015 along with the sale of real property associated with 29 New-to-Industry stores, was $500 million. For the nine month period ended September 30, 2014, the Company reported EBITDA and Adjusted EBITDA of $284 million. Adjusted net income, after considering the sales, net of tax, for the nine month period ended September 30, 2015, was $238 million and diluted earnings per common share was $3.10. For the nine month period ended September 30, 2014, adjusted net income was $106 million and diluted earnings per common share was $1.40. This represents an improvement of more than 120% compared to the same period last year. (Non-GAAP measures, including EBITDA, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).
Liquidity and Capital Resources
For the nine months ended September 30, 2015, cash flow provided by operating activities totaled $291 million. Cash flow used in investing activities was $58 million, primarily related to capital expenditures and acquisitions. Cash flow used in financing activities was $114 million, including payments of long-term debt of $34 million, dividends of $15 million and the buyback of common stock of $65 million. The effect of foreign currency exchange rates was a reduction in cash of $30 million. Overall, cash increased by $89 million. Cash, as of September 30, 2015, was $442 million.
Total capital expenditures, excluding acquisitions, for the nine months ended September 30, 2015 and 2014 were $203 million and $192 million, respectively.
CST maintains a revolving credit facility that provides for aggregate outstanding borrowings of up to $300 million. As of September 30, 2015, after taking into account letters of credit and the maximum lease adjusted leverage ratio constraints on borrowing availability, approximately $296 million was available for future borrowings.

Fourth Quarter 2015 Guidance
The Company is providing the following guidance for its core store operations for the fourth quarter of 2015:

	Ranges	Fourth Quarter 2014 Results
U.S. Retail Segment:
Gallons Per Store Per Day	4,950 to 5,050	4,902
Merchandise Sales Per Store Per Day	$3,750 to $3,850	$3,490
Merchandise Gross Margin (%)	30.5% to 31.5%	30.5%

Canadian Retail Segment:
Gallons Per Store Per Day	3,150 to 3,250	3,185
Merchandise Sales Per Store Per Day	$2,050 to $2,150	$2,336
Merchandise Gross Margin (%)	25.5% to 26.5%	26.5%

Review of Strategic Options for California Network

CST’s management team is announcing today that it is exploring strategic options for the Company’s California network, comprised of 76 stores, to enhance shareholder value, including, among others, a potential tax-efficient like-kind exchange for properties proposed to be acquired in Georgia and Florida as part of the planned Flash Foods acquisition announced today. There can be no assurance that the Company’s review of strategic options for its California network will result in any transaction being entered into or consummated. CST does not intend to disclose further developments regarding the exploration of strategic options until the Board has approved a definitive course of action.

Basis of Presentation
The results provided represent the business operations of CST and its respective legal subsidiaries before the consolidation of CrossAmerica. CST purchased 100% of the membership interests of the general partner and 100% of the outstanding incentive distribution rights of CrossAmerica effective October 1, 2014 and income associated with these partnership interests is presented as equity in earnings of CrossAmerica in the accompanying Statements of Income. The amounts earned from these partnership interests in the third quarter were $1 million. Consolidated financial statements that include CrossAmerica are provided in CST Brands’ 2015 Form 10-Q (September 30, 2015 report).
Conference Call
The Company will host a conference call on November 4, 2015 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss third quarter earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CST Brands website (www.cstbrands.com). A slide presentation for the conference call will also be available on the investor section of the Company’s website. To listen to the audio webcast, go to http://www.cstbrands.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CST Brands website at http://www.cstbrands.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CST BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME(a)
(Millions of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating revenues	$2,506	$3,221	$7,268	$9,483
Cost of sales	2,128	2,881	6,344	8,618
Gross profit	378	340	924	865
Operating expenses:
Operating expenses	176	172	516	502
General and administrative expenses	31	31	101	83
Depreciation, amortization and accretion expense	34	31	100	92
Asset impairments	—	2	—	2
Total operating expenses	241	236	717	679
Gain on the sale of assets, net	—	—	7	—
Operating income	137	104	214	186
Other income, net	2	2	6	4
Interest expense	(10)	(10)	(30)	(30)
Equity in earnings of CrossAmerica	1	—	—	—
Income before income tax expense	130	96	190	160
Income tax expense	45	33	66	54
Net income	$85	$63	$124	$106

Earnings per common share
Basic earnings per common share	$1.12	$0.83	$1.61	$1.40
Weighted-average common shares outstanding (in thousands)	75,565	75,442	76,384	75,421
Earnings per common share - assuming dilution
Diluted earnings per common share	$1.12	$0.83	$1.61	$1.40
Weighted-average common shares outstanding - assuming dilution (in thousands)	75,903	75,631	76,724	75,570

Dividends declared per common share	$0.0625	$0.0625	$0.1875	$0.1875
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.

Segment Results
U.S. Retail
The following tables highlight the results of operations and certain operating metrics of the Company’s U.S. Retail segment (millions of dollars, except number of convenience stores, per site per day and per gallon amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating revenues:
Motor fuel	$1,236	$1,622	$3,499	$4,774
Merchandise	390	355	1,095	1,001
Other	15	13	47	43
Total operating revenues	$1,641	$1,990	$4,641	$5,818
Gross profit:
Motor fuel–before amounts attributable to CrossAmerica	$155	$117	$282	$226
Motor fuel–amounts attributable to CrossAmerica	(5)	—	(10)	—
Motor fuel–after amounts attributable to CrossAmerica	150	117	272	226
Merchandise	121	107	330	302
Other	15	13	46	42
Total gross profit	286	237	648	570
Operating expenses:
Operating expenses	125	111	356	323
Depreciation, amortization and accretion expense	25	22	72	65
Asset impairments	—	2	—	2
Total operating expenses	150	135	428	390
Gain on sale of assets, net	—	—	7	—
Operating income	$136	$102	$227	$180

Core store operating statistics:(a)
End of period core stores	1,027	1,046	1,027	1,046
Motor fuel sales (gallons per site per day)	5,226	4,921	5,150	4,903
Motor fuel sales (per site per day)	$13,053	$16,865	$12,435	$16,777
Motor fuel gross profit per gallon, net of credit card fees	$0.314	$0.246	$0.195	$0.162
CST Fuel Supply distribution to CrossAmerica(c)	(0.009)	—	(0.005)	—
Motor fuel gross profit per gallon, net of credit card fees(b), (c)	$0.305	$0.246	$0.190	$0.162

Merchandise sales (per site per day)	$4,129	$3,686	$3,851	$3,516
Merchandise gross profit percentage, net of credit card fees	30.8%	30.2%	30.2%	30.2%

U.S. Retail (continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Company-operated retail sites:
Beginning of period	1,025	1,044	1,021	1,036
NTIs	3	5	9	15
Acquisitions	—	—	22	—
Closed or divested	(1)	(3)	(25)	(5)
End of period	1,027	1,046	1,027	1,046

Core store same store information(a),(d):
Company-operated retail sites	942	942	934	934
NTIs (included in Company-operated retail sites)(g)	58	58	50	50
Motor fuel sales (gallons per site per day)	5,168	5,137	5,080	5,100
Merchandise sales (per site per day)	$3,990	$3,843	$3,778	$3,656
Merchandise gross profit percent, net of credit card fees	30.8%	30.2%	30.1%	30.2%
Merchandise sales, ex. cigarettes (per site per day)	$2,868	$2,759	$2,687	$2,598
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	36.3%	35.7%	35.7%	35.8%
Merchandise gross profit dollars	$106	$101	$290	$282
Other services operating revenues(e)	$13	$12	$40	$39
NTI information(f):
Company-operated retail sites at end of period	85		85
Company-operated retail sites (average)	83		80
Motor fuel sales (gallons per site per day)	9,006		8,812
Merchandise sales (per site per day)	$6,959		$6,572
Merchandise gross profit percent, net of credit card fees	32.3%		31.8%
Merchandise sales, ex. cigarettes (per site per day)	$5,591		$5,249
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	36.6%		36.2%

Notes to U.S. Retail Statistical Table

(a)
Represents the portfolio of core retail sites and excludes recently acquired retail sites that are being integrated or are under performance evaluation to determine if: (i) the continued ownership of the retail site is consistent with the U.S. Retail core operating strategy; or (ii) the retail site is to be converted into a wholesale dealer operation managed by CrossAmerica or divested. All NTIs are core stores and accordingly are included in the core system operating statistics. Management has classified the Nice N Easy and Landmark convenience store operations as core store and accordingly their operations are included in the core system operating statistics.

(b)	Includes $0.05 per gallon of wholesale fuel distribution profit.

(c)	Effective July 1, 2015, CrossAmerica owns 17.5% of the U.S. Retail segment’s wholesale fuel distribution profit.

(d)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the core same store metrics when they meet this criteria.

(e)	Other services include revenues from car wash sales and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(f)
NTIs consist of all new stores opened after January 1, 2008, which is generally when the Company began operating the larger formatted stores that accommodate broader merchandise categories and food offerings and have more fuel dispensers than its legacy stores. This information is being presented to enable a comparison of the business metrics of the Company's NTIs to its total core store operating statistics. As of September 30, 2015, approximately 46% of the total NTIs were opened in the last two years, which the Company generally consider to be a development period before the NTIs achieve their full potential. Prior year information is not comparable given the increase in the number of NTIs and the timing of when they were opened, and is therefore not presented.

(g)	NTIs are included in the core same store metrics when they meet the criteria for same store classification described in (d).

Canadian Retail
The following tables highlight the results of operations and certain operating metrics of the Canadian Retail segment (millions of U.S. dollars, except number of retail sites, per site per day and per gallon amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating revenues:
Motor fuel	$734	$1,067	$2,178	$3,093
Merchandise	65	72	180	191
Other	66	92	269	381
Total operating revenues	$865	$1,231	$2,627	$3,665
Gross profit:
Motor fuel	$61	$69	$170	$180
Merchandise	18	19	49	52
Other	13	15	57	63
Total gross profit	92	103	276	295
Operating expenses:
Operating expenses	51	61	160	179
Depreciation, amortization and accretion expense	9	9	28	27
Operating income	$32	$33	$88	$89

Total retail sites (end of period):
Company-operated (fuel and merchandise)	291	282	291	282
Commission agents (fuel only)	497	501	497	501
Cardlock (fuel only)	72	73	72	73
Total retail sites (end of period)	860	856	860	856

Average retail sites during the period:
Company-operated (fuel and merchandise)	292	281	293	277
Commission agents (fuel only)	496	500	495	499
Cardlock (fuel only)	72	73	72	74
Average retail sites during the period	860	854	860	850

Total system operating statistics:
Motor fuel sales (gallons per site per day)	3,270	3,370	3,188	3,244
Motor fuel sales (per site per day)	$9,273	$13,569	$9,279	$13,330
Motor fuel gross profit per gallon, net of credit card fees	$0.237	$0.260	$0.227	$0.239

Company-operated retail site statistics:
Merchandise sales (per site per day)	$2,442	$2,767	$2,262	$2,518
Merchandise gross profit percentage, net of credit card fees	27.1%	26.6%	27.0%	27.5%

Canadian Retail (continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Company-operated statistics(a)	2015	2014	2015	2014
Retail sites:
Beginning of period	292	279	293	272
NTIs	—	2	2	3
Acquisitions	—	—	—	4
Conversions, net(b)	—	1	—	3
Closed or divested	(1)	—	(4)	—
End of period	291	282	291	282

Average foreign exchange rate for $1 CAD to USD	0.76373	0.91065	0.79413	0.91497

Same store information ($ amounts in CAD):(c),(d)
Company-operated retail sites	273	273	265	265
NTIs (included in Company-operated retail sites)	24	24	23	23
Motor fuel sales (gallons per site per day)	3,483	3,637	3,411	3,517
Motor fuel gross profit per gallon, net of credit card fees	$0.333	$0.316	$0.333	$0.304
Merchandise sales (per site per day)	$3,188	$3,061	$2,892	$2,780
Merchandise gross profit percent, net of credit card fees	27.2%	26.7%	27.1%	27.6%
Merchandise sales, ex. cigarettes (per site per day)	$1,640	$1,560	$1,479	$1,410
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	36.8%	36.1%	36.4%	36.7%
Merchandise gross profit dollars	$22	$21	$57	$56
Other services operating revenues(e)	$4	$4	$14	$12

NTI information ($ amounts in CAD)(c),(f):
Company-operated retail sites at end of period	35		35
Company-operated retail sites (average)	35		35
Motor fuel sales (gallons per site per day)	5,080		4,957
Merchandise sales (per site per day)	$3,592		$3,134
Merchandise gross profit percent, net of credit card fees	27.4%		27.2%
Merchandise sales, ex. cigarettes (per site per day)	$1,982		$1,721
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	33.9%		35.3%

Canadian Retail (continued)

Commission agent statistics(a)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Retail Sites:
Beginning of period	495	498	495	499
New dealers	3	5	6	9
Conversions, net(b)	—	(1)	—	(3)
Closed or de-branded	(1)	(1)	(4)	(4)
End of period	497	501	497	501

Same Store Information(d):
Retail sites	472	472	465	465
Motor fuel sales (gallons per site per day)	2,871	2,933	2,695	2,739
Notes to Canadian Retail Statistical Table

(a)
Company-operated retail sites sell motor fuel and merchandise. The Company sells only motor fuel at commission agent sites. CST Brands does not currently distinguish between core and non-core stores in the Canadian Retail segment. All sites in the Canadian Retail segment are core stores.

(b)
Conversions represent stores that have changed their classification from commission agents to company owned and operated or vice versa. Changes in classification result when the Company either takes over the operations of commission agents or convert an existing company owned and operated store to commission agents.

(c)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.

(d)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the same store metrics when they meet this criteria.

(e)	Other services include revenues from car wash sales and commissions from lottery, air/water/vacuum services, video and game rentals and access to ATMs.

(f)
NTIs consist of all new stores opened after January 1, 2008, which is generally when the Company began operating the larger formatted stores that accommodate broader merchandise categories and food offerings and have more fuel dispensers than its legacy stores. NTIs exclude commission agents. This information is being presented to enable a comparison of the business metrics of the Company's NTIs to its total core store operating statistics. As of September 30, 2015, approximately 49% of the total NTIs were opened in the last two years, which the Company generally considers to be a development period before the NTIs achieve their full potential. Prior year information is not comparable given the increase in the number of NTIs and the timing of when they were opened, and is therefore not presented.

Supplemental Disclosure Regarding Non-GAAP Financial Information
EBITDA is a non-U.S. GAAP financial measure that represents net income before income taxes, interest expense, depreciation, amortization and accretion expense and asset impairments. EBITDAR is a non-U.S. GAAP financial measure that further adjusts EBITDA by excluding minimum rent expense. Adjusted EBITDA is a non-U.S. GAAP financial measure that adjusts EBITDA by including the fair value of the sale of the equity interest in CST Fuel Supply to CrossAmerica. Adjusted net income and diluted earnings per share also include the fair value of the sale of the equity interest in CST Fuel Supply to CrossAmerica. The Company believes that EBITDA, EBITDAR and Adjusted EBITDA are useful to investors and creditors in evaluating its operating performance because (a) they facilitate management’s ability to measure the operating performance of the business on a consistent basis by excluding the impact of items not directly resulting from the retail operations; and (b) securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities. EBITDA, EBITDAR, Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, EBITDAR, Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the results of operations as reported under U.S. GAAP.
The following table presents a reconciliation of CST’s net income to EBITDA, EBITDAR, Adjusted EBITDA, adjusted net income and adjusted diluted earnings for the three and nine months ended September 30, 2015 and 2014 (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
CST net income(a)	$85	$63	$124	$106
Interest expense	10	10	30	30
Income tax expense	45	33	66	54
Depreciation, amortization and accretion	34	31	100	92
Asset impairments	—	2	—	2
EBITDA	174	139	320	284
Minimum rent expense	11	5	28	13
EBITDAR	185	144	348	297

EBITDA	174	139	320	284
Sale of CST Fuel Supply and NTI Drops(b)	120	—	180	—
Adjusted EBITDA	$294	$139	$500	$284

Net income	$85	$63	$124	$106
Sale of CST Fuel Supply, net of tax at 36.5%	76	—	114	—
Adjusted net income	$161	$63	$238	$106

Diluted earnings per common share	$1.12	$0.83	$1.61	$1.40
Sale of CST Fuel Supply	1.00	—	1.49	—
Diluted earnings per common share - adjusted	$2.12	$0.83	$3.10	$1.40

Weighted-average common shares outstanding - assuming dilution (in thousands)	75,903	75,631	76,724	75,570
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the previous pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.
(b) As discussed in the Company's Form 10-Qs, in January 2015 and July 2015, CST closed on the sales of a 5% and 12.5%, respectively, limited partner equity interest in CST Fuel Supply to CrossAmerica. In addition in July 2015, the Company completed the sale of 29 NTIs to CrossAmerica

Because these transactions were between entities under common control, a gain on these sales is not reflected in the Company's consolidated income statement. The Company believes these transactions are indicative of future transactions with CrossAmerica and should be considered when evaluating its performance.
About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at approximately 1,900 locations throughout the Southwestern United States, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership, and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.
Contacts
Investors: Randy Palmer, Director – Investor Relations, 210-692-2160
Media: Lisa Koenig, Director of Communications, 210-692-2659 or
The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772
Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s Form 10-Q or Form 10-K filed with the Securities and Exchange Commission, and available on the CST Brand’s website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.